Exhibit 21.1

Subsidiary	State of Incorporation / Formation	Percentage of Ownership
Generation Income Properties, LP	Delaware	90.65%
GIP TRS Inc	Maryland	100%
GIP REIT OP Limited LLC	Delaware	100%
GIP DB SPE, LLC	Delaware	100%
GIPVB SPE, LLC	Delaware	100%
GIPDC 3707 14th St LLC	Delaware	100%
GIPFL 1300 S Dale Mabry LLC	Delaware	100%
GIPAL JV 15091 SW ALABAMA 20	Delaware	100%
GIPVA 2510 WALMER AVE, LLC	Delaware	100%
GIPVA 130 CORPORATE BLVD, LLC	Delaware	100%
GIPFL JV 1106 CLEARLAKE ROAD, LLC	Delaware	100%
GIPRI 332 Valley St LLC	Delaware	100%
GIPFL 508 S Howard Ave, LLC	Delaware	100%
GIPNC 201 Etheridge Road LLC	Delaware	100%
GIPFL 702 Tillman Place, LLC	Delaware	100%
GIPIL 525 S Perryville RD, LLC	Delaware	100%
GIPCO 585 24 1⁄2 ROAD, LLC	Delaware	100%
GIP 3134 W 76TH STREET, LLC	Delaware	100%
GIPFL 10002 N DALE MABRY, LLC	Delaware	100%
GIPAZ 199 N PANTANO ROAD, LLC	Delaware	100%
GIP 13, LLC	Delaware	100%
GIPCA 258 Bernard Street, LLC	Delaware	100%
GIPTX 6919 North Service Road, LLC	Delaware	100%
GIPOH 5405 Tiffin Avenue, LLC	Delaware	100%
GIPOH 7970 E Harbor Road, LLC	Delaware	100%
GIPME 1905 Hallowell Road, LLC	Delaware	100%
GIPPA 23 Wert Drive, LLC	Delaware	100%
GIPME 409 US Route 2, LLC	Delaware	100%
GIPOH 6696 State Route 95, LLC	Delaware	100%
GIPGA 2383 Lake Harbin Road, LLC	Delaware	100%
GIPFL 2601 Westhall Lane, LLC	Delaware	100%
GIPCA 991 Nut Tree Road, LLC	Delaware	100%
GIPTX 1235 Old Highway 90 West, LLC	Delaware	100%
GIPCA 707 North Broadway, LLC	Delaware	100%